CapitalSouth Bancorp Announces Increase in Dividend And Change to a Quarterly Payment Schedule

Birmingham, AL, May 18, 2006 - The Board of Directors of CapitalSouth Bancorp, (NASDAQ/NM: CAPB), on May 15, 2006 voted to change from a semi-annual to a quarterly dividend program. At the same meeting, the Board declared a quarterly dividend of $.06 per share to shareholders of record as of June 30, 2006. The dividend, payable July 17, 2006, if annualized represents a 20% increase over the amount declared in 2005.

In commenting on the Board’s action, Chairman and Chief Executive Officer, W. Dan Puckett stated, “We have traditionally paid dividends to our shareholders on a semi-annual basis. The Board believes that now that CapitalSouth Bancorp is publicly traded it is important to pay our shareholders more frequently and accordingly unanimously voted to change to a quarterly dividend.”

CapitalSouth Bancorp noted that it intends to announce the record and payment dates for its next quarterly dividend in September, with the expectation that payment of the dividend will occur in October.

CapitalSouth Bancorp, through its bank subsidiaries CapitalSouth Bank and Capital Bank, provides a broad range of commercial banking services and products in the Birmingham, Huntsville and Montgomery, Alabama and Jacksonville, Florida markets. Additional information is available at www.capitalsouthbank.com.

This press release contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995, which is based on CapitalSouth’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.

Media Contact:	Lisa Beck
Phone:	205-870-1939